EXHIBIT 2

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of the date of this Prospectus, the Company's authorized capital stock consists of 50,000,000 shares of Common Equity, no par value and 10,000,000 shares of preferred stock, no par value. The Common Equity is divided into two series, consisting of 40,000,000 shares of Common Stock, no par value and 10,000,000 shares of Class A Common Stock, no par value. As of September 15, 1997, 548,656 shares of Common Stock and 6,309,544 shares of Class A Common Stock were issued and outstanding. No shares of preferred stock have ever been issued. Upon completion of the offering, there will be 4,348,656 shares of Common Stock outstanding and 2,485,820 shares of Common Stock will be reserved for issuance under the Company's employee benefit plans, including 1,285,820 shares issuable upon exercise of options which will be outstanding upon the completion of the offering.

COMMON EQUITY (COMMON STOCK AND CLASS A COMMON STOCK)

     Voting. Holders of Common Stock are entitled to one vote per share. Holders of Class A Common Stock are entitled to two votes per share. All actions submitted to a vote of shareholders are voted on by holders of Common Stock and Class A Common Stock voting together as a single class, except as otherwise provided in the Restated Certificate or by law. No holder of Common Equity may cumulate such holder's votes in voting for directors.

     Limitations on Transfer of Class A Common Stock. No holder of Class A Common Stock may transfer such holder's shares or any interest therein except to certain "permitted transferees," including such holder's spouse, certain other relatives of such holder, certain trusts established for the benefit of, partnerships comprised solely of, or corporations wholly owned by, the holder or such relatives, and charitable organizations controlled by the holder or such holder's family members.

     Conversion. The Common Stock has no conversion rights. Class A Common Stock may be converted into Common Stock, in whole or in part, at any time and from time to time on the basis of one share of Common Stock for each share of Class A Common Stock. If at any time any shares of Class A Common Stock are transferred or otherwise become beneficially owned by any person other than a permitted transferee (as described above), or upon the occurrence of certain events specified in the Restated Certificate, such shares shall automatically be converted into an equal number of shares of Common Stock.

     Dividends. Holders of Common Stock and Class A Common Stock are entitled to receive dividends or distributions as may be declared by the Board of Directors of the Company from funds legally available therefor. All such dividends or distributions are to be paid or made in equal amounts, share for share, to holders of Common Stock and Class A Common Stock as if a single class. In the case of any dividend paid in stock, holders of Common Stock and Class A Common Stock are entitled to receive such dividend at the same rate per share, but the dividend payable on shares of Common Stock shall be payable in shares of Common Stock, and the dividend payable on shares of Class A Common Stock shall be payable in shares of Class A Common Stock.

     Liquidation. Holders of Common Stock and Class A Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of Common Stock and Class A Common Stock in the event of liquidation.

     Other Terms. Neither the Common Stock nor the Class A Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner. In any distribution of stock of any other corporation or any merger, consolidation or business combination involving the Company, the consideration to be received per share by holders of either Common Stock or Class A Common Stock must be identical to that received by holders of the other class of Common Equity. If the holders of Common Stock are granted options or rights to subscribe for shares of Common Stock or any other security, the holders of Class A Common Stock shall be granted the same options or rights on an as-if-converted basis.

     The rights, preferences and privileges of holders of both classes of Common Equity are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

     The Company has no present plans to issue any additional shares of Class A Common Stock.

PREFERRED STOCK

     The Board of Directors of the Company is authorized, without further action of the shareholders of the Company, to issue up to 10,000,000 shares of preferred stock in classes or series and to fix the designations, powers, preferences or other rights of the shares of each such class or series and the qualifications, limitations and restrictions thereon. Such preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights, may be redeemable and may be convertible into shares of either class of the Company's Common Equity.

     The purpose of authorizing the Board of Directors to issue preferred stock is, in part, to eliminate delays associated with a shareholder vote in specific instances. The issuance of preferred stock, for example in connection with a shareholder rights plan, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding existing stock of the Company.

     The Company has no present plans to issue any shares of preferred stock.

LIMITATION OF DIRECTORS' LIABILITY

     The Company's Restated Certificate provides that no director shall be liable to the Company or its shareholders for damages for breach of any duty as a director, except for liability based upon an act or omission (i) in breach of the director's duty of loyalty to the Company or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by the director of an improper personal benefit. The Company believes that this provision will assist it in securing and maintaining the services of qualified directors who are not employees of the Company.

CERTAIN PROVISIONS OF RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     Other than those items previously discussed with respect to the relative rights and preferences of the Common Stock and the Class A Common Stock, Jevic's Restated Certificate of Incorporation (the "Restated Certificate") and By-laws (the "By-laws") contain various other provisions intended to (i) promote stability of Jevic's shareholder base and (ii) render more difficult certain unsolicited or hostile attempts to take over Jevic which could disrupt Jevic, divert the attention of Jevic's directors, officers and employees and adversely affect the independence and integrity of Jevic's business. A summary of these provisions of the Certificate and By-laws is set forth below.

     Classified Board; Vacancies; Removal of Directors. Pursuant to the Restated Certificate, the number of directors of Jevic will be fixed by the Company's Board of Directors. The directors will be divided into three classes, each class to consist as nearly as possible of one-third of the directors. Directors elected by shareholders at an annual meeting of shareholders will be elected by a plurality of all votes cast at such annual meeting. Initially, the terms of office of the three classes of directors will expire, respectively, at the annual meeting of shareholders in 1998, 1999 and 2000. The term of the successors of each such class of directors expires three years from the year of election. No decrease in the number of directors constituting the Board of Directors of Jevic will shorten the term of any incumbent director.

     The Restated Certificate provides that except as otherwise provided for or fixed by or pursuant to an amendment to the Restated Certificate setting forth the rights of the holders of any class or series of preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors of Jevic resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the shareholders unless there are no directors remaining on the Board. Any director elected in accordance with the preceding sentence will be a director of the same class in which the new directorship was created or in which the vacancy occurred, and shall hold office until the next annual meeting of shareholders and until such director's successor shall have been duly elected and qualified. Subject to the rights of holders of any preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least 80 percent of the voting power of all the outstanding capital stock of Jevic entitled to vote generally in the election of directors (the "Voting Power").

     These provisions of the Restated Certificate would preclude a third party from removing incumbent directors and simultaneously gaining control of the Board of Directors of Jevic by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Board of Directors of Jevic, unless a sufficient number of vacancies in the Board arise prior to the first election of directors by reason of death, resignation, disqualification, removal or other cause. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.

     Special Shareholders' Meetings and Right to Act by Written Consent. The Restated Certificate and the By-laws provide that special meetings of the shareholders may be called only by the Chairman of the Board or the President of the Company or upon a resolution adopted by a majority of the entire Board of Directors. Shareholders are not generally permitted to call, or to require that the Board of Directors call, a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by Jevic. In addition, the Restated Certificate provides that any action taken by the shareholders of Jevic must be effected at an annual or special meeting of shareholders or by unanimous written consent, and specifically may not be effected by written consent of less than all shareholders.

     The provision of the Restated Certificate prohibiting shareholder action by written consent of less than all shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting. This provision would also prevent the holders of a majority of the Voting Power from unilaterally using the written consent procedure to take shareholder action. Moreover, the provisions of the Restated Certificate and By-laws prevent a shareholder from forcing shareholder consideration of a proposal over the opposition of the Board of Directors of Jevic by calling a special meeting of shareholders prior to the time the Board believes such consideration to be appropriate.

     Procedures for Shareholder Nominations and Proposals. The By-laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before meetings of shareholders of Jevic (the "Shareholder Notice Procedure"). Only those shareholder nominees who are nominated in accordance with the Shareholder Notice Procedure will be eligible for election as directors of Jevic. Under the Shareholder Notice Procedure, notice of shareholder nominations to be made at an annual meeting (or of any other business to be brought before such meeting) must be received by Jevic not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. Moreover, the Shareholder Notice Procedure provides that if the Board of Directors of Jevic has determined that directors will be elected at a special meeting, a shareholder must give written notice to the Secretary of Jevic of any nominations to be brought before a special meeting, not earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or the 10th day following the first public announcement by Jevic of the date of the special meeting.

     The By-laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting. The Shareholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting (i) pursuant to the Company's notice of meeting, (ii) by, or at the direction of, the Board of Directors or (iii) by a shareholder who has given timely written notice (as set forth above) to the Secretary of Jevic of such shareholder's intention to bring such business before such meeting.

     By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure will afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure will provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Board of Directors, will provide the Board of Directors with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the Board of Directors' position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the By-laws do not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Jevic and its shareholders.

     Amendment of Jevic Certificate and By-laws. The Restated Certificate provides that the affirmative vote of at least 80 percent of the Voting Power would be required to (i) amend or repeal the provisions of the Restated Certificate with respect to (A) the election of directors and (B) the right to call a special shareholders' meeting and (C) the right to act by written consent, (ii) adopt any provision inconsistent with such provisions and (iii) amend or repeal the provisions of the Restated Certificate with respect to amendments to the Restated Certificate or the By-laws. In addition, the By-laws provide that the amendment or repeal by shareholders of any By-laws made by the Board of Directors of Jevic would require the affirmative vote of at least 80 percent of the Voting Power.

NEW JERSEY SHAREHOLDERS PROTECTION ACT

     The New Jersey Shareholders Protection Act, NJSA 14:10A-1 et seq. (the "New Jersey Act"), prohibits certain New Jersey corporations, such as the Company following this Offering, from entering into certain "business combinations" with an "interested stockholder" (any person who is the beneficial owner of 10% or more of such corporation's outstanding voting securities) for five years after such person became an interested stockholder, unless the business combination or the interested stockholder's acquisition of stock was approved by the corporation's board of directors prior to such interested stockholder's stock acquisition date. After the five-year waiting period has elapsed, a business combination between such corporation and an interested stockholder will be prohibited unless the business combination is approved by the holders of at least two-thirds of the voting stock not beneficially owned by the interested stockholder, or unless the business combination satisfies the New Jersey Act's fair price provision intended to provide that all stockholders (other than the interested stockholders) receive a fair price for their shares.

     The New Jersey Act defines "business combination" to include, among other things, (1) a merger or consolidation between certain corporations and an interested stockholder or such interested stockholder's affiliates; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder, which has an aggregate market value equal to 10% or more of the aggregate market value of all of the assets, outstanding stock or income of the corporation or its subsidiaries; (3) the issuance or transfer to the interested stockholder of any stock of the corporation having an aggregate market value equal to or greater than 5% of the corporation's outstanding stock; (4) the adoption of a plan or proposal for the liquidation or dissolution of the corporation proposed by the interested stockholder; (5) any reclassification of securities proposed by the interested stockholder, that has the effect, directly or indirectly, of increasing any class or series of stock that is owned by the interested stockholder; and (6) the receipt by the interested stockholder of any loans or other financial assistance from the corporation.

     The New Jersey Act does not apply to certain business combinations, including those with persons who acquired 10% or more of the voting power of the corporation prior to the time the corporation was required to file periodic reports pursuant to the Securities Exchange Act of 1934 or prior to the time the corporation's securities began to trade on a national securities exchange.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is First Union National Bank, N.A., Charlotte, North Carolina.